UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 6, 2014

EMULEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-31353 (Commission File No.)	51-0300558 (IRS Employer Identification No.)

3333 Susan Street
Costa Mesa, California 92626
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (714) 662-5600
________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR     240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR     240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)     Effective January 6, 2014, Emulex Corporation (the "Corporation") appointed Kyle Wescoat, age 62, as its Senior Vice President, Chief Financial Officer and Treasurer.
Prior to joining the Corporation, Mr. Wescoat served as Senior Vice President and Chief Financial Officer of Skullcandy, Inc., a publicly traded headphone, gaming and accessories company. From February 2008 to May 2011, Mr. Wescoat served as the Vice President of Finance and Chief Financial Officer of Vizio, Inc., a producer of consumer electronics. Prior to that, Mr. Wescoat served as the Chief Administrative Officer of the Los Angeles Dodgers from January 2007 to July 2008. Mr. Wescoat has previously served as the Vice President of Finance and Chief Financial Officer of Cherokee Inc., a multi-brand retail direct licensor, and Vans, Inc., a teen oriented, multi-channel lifestyle company. Mr. Wescoat holds a Bachelors of Science from Drexel University, and a Masters of Business Administration, Finance from the University of Michigan.
(e)     In connection with the hiring of Mr. Wescoat as the Corporation's Senior Vice President and Chief Financial Officer, the Corporation and Mr. Wescoat entered into an employment offer letter, effective January 6, 2014 (the "Employment Letter"). The Employment Letter provides that Mr. Wescoat will be an at will employee and (i) will receive a base salary of $350,000 per year, (ii) will be eligible for a targeted incentive compensation bonus of 60% of his base salary in accordance with the Corporation's Executive Incentive Plan, (iii) subject to Compensation Committee approval, will receive an initial grant of restricted stock units and stock options under the Corporation's 2005 Equity Incentive Plan, (iv) will be eligible to participate in the benefit plans (including medical/dental vision plan, life insurance and 401(k) Retirement Savings Plan) maintained by the Corporation for the benefit of full-time employees, and (v) subject to Compensation Committee approval, will participate in the Corporation's Change in Control Retention Plan (the "CIC Retention Plan") which generally provides for the following payments and benefits in the event of a termination of employment by the Corporation without cause, or by Mr. Wescoat for good reason (each as defined in the CIC Retention Plan) during the period beginning twelve months before and ending twenty-four months after the effective date of a change in control of the Corporation:
• a lump sum cash severance payment equal to twelve months of his base pay, inclusive of his target incentive payment level with respect to the fiscal year prior to their termination date;
• a lump sum cash payment equal to the costs of continuation of his health insurance premiums for twelve months following the termination of his employment; and
• full vesting and acceleration of his stock options and other stock awards and the right to exercise stock options for a period of twelve months following his termination date.
The foregoing description of the CIC Retention Plan is qualified in its entirety by the terms of the CIC Retention Plan filed as Exhibit 10.5 to the Corporation's Form 10-Q filed with the Securities and Exchange Commission on October 29, 2012.
In addition, the Corporation entered into a Severance Agreement, dated January 6, 2014, with Mr. Wescoat (the "Severance Agreement"). The Severance Agreement provides certain benefits, including payment of one year's base salary, a lump sum cash payment equal to the costs of continuation of his health insurance premiums for twelve months following the termination of his employment, and one year acceleration of equity grants, in the event Mr. Wescoat's employment is terminated during the first two years of his employment without "Cause" by the Corporation or for "Good Reason" by Mr. Wescoat (as each such term is defined in the Severance Agreement). However, the benefits under the Severance Agreement shall only be payable if the termination date occurs during at time in which (i) the Corporation is not party to an agreement, the consummation of the transactions contemplated by which would result in the occurrence of a "Change in Control" (as such term is defined in the CIC Retention Plan), and (ii) a Change in Control has not occurred within the preceding twenty-four (24) months.

The foregoing descriptions of the Employment Letter and the Severance Agreement are qualified in their entirety by the terms of the Employment Letter and Severance Agreement, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by this reference.
On January 7, 2014, the Corporation issued a press release announcing the appointment of Mr. Wescoat described above. A copy of the press release is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

    (d)    Exhibits

Exhibit Number	Description
10.1	Employment Letter, dated January 3, 2014, between Emulex Corporation and Kyle Wescoat
10.2	Severance Agreement, dated January 6, 2014, between Emulex Corporation and Kyle Wescoat
99.1	Press release, dated January 7, 2014

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMULEX CORPORATION
Date: January 7, 2014	BY: /s/ Jeffrey W. Benck Jeffrey W. Benck
Chief Executive Officer and President

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